CFO CONSULTING AGREEMENT

THIS AGREEMENT effective the 1st day of January, 2024 (the "Effective Date").

BETWEEN:

STARFIGHTERS SPACE, INC., a company existing under the laws of the State of Delaware and having an office at 1608 N. Jasmine Ave, Tarpon Springs, FL 34689

(the "Company")

OF THE FIRST PART

AND

SEA ISLAND CONSULTING LTD., a company existing under the laws of the Province of British Columbia with an address an at 383 67A St. Delta, BC V4L 2B8

(the "Consultant" and collectively with the Company, the "Parties" and each, a "Party")

OF THE SECOND PART

WHEREAS:

A. The Company operates a fleet of F-104 fighter jets and is in the business of delivering commercial payloads to low earth orbit and providing related services;

B. The Consultant has skills and experience sought by the Company; and

C. The Company wishes to engage the Consultant and the Consultant has agreed to be engaged to provide consulting services to the Company as the Chief Financial Officer in accordance with the terms of this agreement (the "Agreement"). The Consultant representative shall be David Whitney.

NOW THEREFORE, the premises, representations, warranties and covenants of each party contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

APPOINTMENT

1. The Company hereby retains the Consultant to provide the services (the "Services") described in Schedule "A" during the Term (as defined below) as the Company's Chief Financial Officer, which the Consultant agrees to undertake on the Company's behalf.

2. The Consultant will provide the Services required under this Agreement honestly and diligently and will use its best efforts to serve the Company and promote its interests.

PAYMENT

3. The Company, an entity of the Company's choice, or a blend thereof will (i) pay the Consultant for providing the Services and (ii) reimburse the Consultant for the Consultant's reasonable out-of-pocket expenses incurred, during the Term, and any applicable Extension Term, on the basis set out in Schedule "B". The Company shall also grant stock options ("Options") to the Consultant pursuant to the Company's equity incentive plan in accordance with the terms set out in Schedule "B".

INDEPENDENT CONTRACTOR

4. The Consultant will be an independent contractor and not the servant or employee of the Company.

5. Unless otherwise agreed and pre-approved by the Company in accordance with Section 3, the Consultant will supply all labor and certain equipment necessary to provide the Services at its own expense.

6. The Consultant shall be responsible for the calculation, payment and reporting of its income taxes and all other taxes and the Company, unless required by law, shall not be responsible for withholding such taxes.

OWNERSHIP

7. The Consultant agrees that all material including but not limited to intellectual property, drawings, schematics, prototypes, designs, marketing plans, marketing materials, manuals, product specifications, plans, customer lists, supplier lists, investor and broker contact lists, contact databases, manufacturing agreements and documents produced or developed by the Consultant as a result of providing Services under this Agreement shall be the exclusive property of the Company, and the use of such material by the Company shall not be restricted in any manner.

8. On termination of the Services for any reason, the Consultant will return all property of the Company then in its possession, including any office equipment, correspondence, documents, computer disks, notebooks, video and audio equipment and tapes, files, user name and passwords for social media and other internet accounts and services, and other tangible property, to the Company immediately and will deliver to the Company all documents pertaining to the Company or its business, including without limitation all correspondence, reports, contracts, data bases related to the Company.

9. The Consultant will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer data base or preserve in any way any confidential information relating the Company, whether during the term of this Agreement or thereafter, unless it first receives written permission to do so from an authorized officer of the Company.

CONFIDENTIALITY

10. The Consultant shall keep all non-public information, data and documents relating to the Company's clients provided to it by or on behalf of the Company and/or the Company's clients in connection herewith (the "Confidential Information") strictly confidential and shall not disclose any of the same except (a) to those officers, employees, agents and advisors of the Consultant who require access thereto for any purpose in connection with this Agreement, or (b) as may be required by law or in connection with any legal or regulatory proceedings, provided that in the event that the Consultant becomes legally compelled to disclose any of the Confidential Information, the Consultant will provide the Company with prompt written notice before the Confidential Information is disclosed so that the Company may seek an appropriate remedy or waive compliance with the provisions of this Agreement.  In the event that such remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, the Consultant will furnish only that portion of the Confidential Information which it is advised by written opinion of counsel is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

11. As used herein, the term "Confidential Information" shall include (but not be limited to) information related to the Company's and/or Company's clients' financial condition, results of operations, business and prospects, business plans, strategic planning, business activities, notes, data, memoranda, personnel information about consultants or employees of the Company (or information about other individuals that is in the custody of or under the control of the Company) and any other publicly undisclosed information, in any form or media, relating to the Company. The term "Confidential Information" shall further include (but not be limited to) any information disclosed to the Consultant in a context that suggests that such information is confidential or proprietary, and any other secret or confidential operational, management, personnel, financial, accounting, marketing or tax information relating to the business or operations of the Company and all other data, documents and other material described in this paragraph, together with the contents of analyses, compilations, notes, records, studies, summaries and other documents derived or generated from or reflecting the Consultant's work with the Company (except any information which has been or hereafter is disclosed generally to the public or is ascertainable from any source available to the public other than as a result of disclosure by the Consultant).

12. The Consultant further acknowledges that the Confidential Information, including but not limited to information found in the Company's books, records, printouts, lists, notes, or any other documents or copies thereof relating to the business of the Company is the exclusive property of the Company and may not be used by the Consultant in any manner except in the course of provision of the Services or with the express written consent of the Company.

CONFLICT OF INTEREST

13. The Consultant will not, during the Term, perform a service for or provide advice to any person, firm or Company where the performance of the service or the provision of the advice may, in the reasonable opinion of the Company, give rise to a conflict of interest with the Consultant's duties to the Company.

INDEMNIFICATION

14. The Company will indemnify and save harmless the Consultant and the Consultant's heirs, advisors and legal representatives (the "Indemnified Party") from and against all liabilities, claims, actions, damages, losses, costs, charges and expenses incurred by the Consultant in respect of any civil, criminal or administrative action or proceeding in which the Indemnified Party is made a party by reason of being or having been a director or officer of the Company (collectively referred to as the "Losses"), provided that any such Losses were not suffered as a direct result of the Consultant's own fraud, dishonesty or wilful default.  Without limiting the generality of the foregoing, Losses include any of the following:

a) legal expenses on a solicitor and his own client basis;

b) an amount paid to settle an action or satisfy a judgment; or

c) any penalty or fines levied.

15. The Company shall use commercially reasonable efforts to obtain Director and Officer insurance for the Consultant for the duration of this Agreement.

16. The foregoing indemnification provisions shall survive the termination of this Agreement.

TERM

17. This Agreement shall commence on the Effective Date and continue indefinitely on a month-to-month basis (the "Term"), until terminated in accordance with section 18, 19 or 20.

TERMINATION

18. Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement at any time during the Term for Cause by providing the Consultant written notice. The term "Cause" as used herein means one or more of the following:  (a) the Consultant has materially breached this Agreement and (i) such breach is not capable of cure, or (ii) with respect to a material breach capable of cure, the Consultant has not cured such breach within 10 days after written notice of such breach; (b) the commission of a criminal offense or other crime involving moral turpitude or the commission of any other act or willful omission by the Consultant involving fraud with respect to the Company or any of its clients or vendors; (c) a material breach of the Consultant's fiduciary duty to the Company, if applicable; or (d) negligence or willful misconduct by the Consultant which resulted in material harm to the Company. In making a determination as to whether there is Cause, the Company shall act reasonably and in good faith. When such termination option is exercised, the Company will be under no further obligation to the Consultant except to pay to the Consultant such fees and expenses as the Consultant may be entitled to receive, pursuant to Schedule "B" attached hereto, for Services rendered and expenses incurred to the date the such notice is given to the Consultant.

19. Either Party may terminate this Agreement upon at least 30 days' prior written notice to the other Party, and such termination will be effective at the expiration of such notice period, or at such other time and in such other manner as may be mutually agreed upon by the Parties, provided that the Company may elect to terminate the Consultant at any time by paying to the Consultant the fees it would have been entitled to receive over the 30 day notice period in lieu of such notice.

20. This Agreement will automatically terminate upon the occurrence of any of the following events: (a) the Company's bankruptcy or legal dissolution, or (b) the Consultant's death (if an individual) or bankruptcy or legal dissolution of the Consultant or death of the Consultant's principal (if not an individual).

NOTICES

21. Any notice, payment or any or all of the material that either Party may be required or may desire to give or deliver to the other under this Agreement will be conclusively deemed validly given or delivered to and received by the addressee if delivered by prepaid courier on the date of such delivery, if delivered personally, on the date of such personal delivery.

22. Either Party may, from time to time, advise the other by notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address therein specified will be conclusively deemed to be the address of the Party giving such notice.

MISCELLANEOUS

23. The Consultant shall comply with all applicable laws, whether federal, provincial or state, applicable to the Services to be provided hereunder, and when requested by the Company, will advise the Company of any particular compliance issues that arise in the course of the Consultant providing Services to the Company under this Agreement.

24. This Agreement shall be governed by and shall be construed in accordance with the laws and jurisdiction of the State of Delaware.

25. Neither Party may sell, assign or transfer any rights or interests created under this Agreement or delegate any of its respective duties without the prior written consent of the other Party, except that the Consultant may assign this Agreement to a corporation for which the Consultant is the sole beneficial owner.

26. All amounts in this Agreement are in United States Dollars unless otherwise stated.

27. The headings appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope of any provision of this Agreement.

28. No amendment or modification to this Agreement will become effective unless the same will have been reduced to writing and duly executed by the Parties.

29. The schedules to this Agreement are an integral part of this Agreement as if set out at length in the body of this Agreement.

30. If any covenant or provision contained herein is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever, it shall not be deemed to affect or impair the validity or enforceability of any other covenant or provisions hereof, and such unenforceable covenant or provisions or part thereof shall be treated as severable from the remained of this Agreement.

31. Each of the parties confirms and acknowledges that it has been provided with an opportunity to seek independent legal advice with respect to its rights, entitlements, liabilities and obligations hereunder and understands that it has been recommended that such advice be sought prior to entering into this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

STARFIGHTERS SPACE, INC.	SEA ISLAND CONSULTING LTD.

/s/ Rick Svetkoff___________________	/s/ David Whitney__________________
Per: Authorized Signatory	Per: Authorized Signatory

Schedule A

CFO Consultant Agreement

SERVICES

During the Term the Consultant shall devote a reasonable number of hours per work week to the Company to generally perform the services of the Company's CFO, including:

1. presenting and reporting accurate and timely historical financial information of the Company;

2. overseeing the treasury duties for the Company, such as overseeing the capital structure, debt ratios and internal financing;

3. preparing for, participating in and attending board meetings;

4. assisting the Company in developing its revenue projections and taking steps in realizing these revenue projections;

5. assisting the Company with management recruitment and identifying consultants, officers, partners and potential directors to work with the Company or to sit on the board or the Company's board of advisors;

6. ensuring that the Company's operations comply with all applicable laws and regulations and all matters of corporate governance and financial reporting; and

7. performing such duties as may be required by the Company and as are usual and customary for a Chief Financial Officer of a similar company.

Redefinition of Services. The Company and the Consultant, by mutual agreement, may from time to time redefine the description and functions and/or responsibilities of the Consultant without changing any of the rights or obligations of the Parties.

Schedule B

CFO Consultant Agreement

FEES AND EXPENSES

1. Remuneration. During the Consultant's engagement with the Company the Consultant shall be entitled to receive the following remuneration:

a. a base fee of US$4,250 per month ("Base Fee") payable on a monthly basis; and

b. The Consultant will be eligible for participation in the Company's incentive stock option plan with any grants of stock options to be made at the sole discretion of the board of directors.

2. Expenses.  Consultant's reimbursable expenses must be pre-approved by the Company. The Consultant will provide back-up in the way of receipts to the Company for all expenses claimed and shall complete an expense report in the form prescribed by the Company.

3. Stock Options. The Company intends to file a Form 1-A Registration Statement with the Securities & Exchange Commission to raise capital for the Company through the sale of shares of its common stock ("Shares") at a price per Share to be determined (the "Offering Price"). The Company shall grant the following Options to the Consultant pursuant to the Company's equity incentive plan:

a. 100,000 Options with an exercise price equal to Offering Price, 1/6 of which shall vest on the first day of each calendar month for the six months following the execution of this Agreement, provided that this Agreement remains in force on each applicable date of vesting.

b. 150,000 contingent Options with an exercise price equal to the Offering Price, which shall vest on the date that is six months following the execution of this Agreement, provided the Company's board of directors approves the vesting at that date in the board's sole discretion.

In the event the Company completes an initial public offering, or the Shares are otherwise listed on a recognized stock exchange in the United States (a "Listing"), the Consultant agrees that the Options and any underlying Shares shall be subject to a six-month escrow period from the date of the Listing or such longer period as may be required by the Company's selling agent or underwriter. In furtherance of this covenant, the Covenant hereby irrevocably appoints the chief executive officer of the Company, as exists at the applicable time (the "CEO"), as the Consultant's attorney-in-fact and authorizes the CEO as the Consultant's attorney-in-fact to approve and sign an escrow agreement on behalf of the Consultant to provide for escrow of the Options and underlying Shares in the event of a Listing.

The complete terms of the Options shall be set out in a stock option agreement to be entered into between the Consultant and the Company.

The Consultant shall be eligible to participate in future grants of Options at the discretion of the board so long as this Agreement remains in force.